SECOND AMENDMENT

TO

LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (“Second Amendment”), is made and entered into as of this 15th day of November, 2011, by and between Daktronics, Inc. (“Borrower”) and Bank of America, N.A. (“Lender”).

RECITALS

A.
On or about December 23, 2010, the parties entered into a Loan Agreement which described the terms and conditions under which Lender would make available to Borrower the Revolving Loan.  On or about February 1, 2011, the parties entered into a First Amendment to Loan Agreement.

B.	The parties are in mutual agreement that the Loan Agreement should be amended as provided herein.

NOW, THEREFORE, based on the mutual covenants and other consideration contained herein, the parties agree to amend the Loan Agreement as follows:

1.	Definitions. The definition of Revolving Loan Maturity Date appearing in Section 1.1 Defined Terms is amended as follows: “Revolving Loan Maturity Date”: November 15, 2012.

2.
Revolving Loan.  Section 2.1 Revolving Loan,  is amended to read as follows: “Upon the terms and subject to the conditions hereof, Lender agrees to make available a revolving loan (the “Revolving Loan”) to Borrower of Twenty Million and No/100 Dollars ($20,000,000.00) on the date of this Second Amendment.  Borrower may obtain advances, prepay and obtain new advances under the Revolving Loan, subject to the prepayment provisions of Section 2.2.  Lender also agrees to made available to the Foreign Subsidiaries letters of credit, multicurrency borrowings and bank guarantees (“Alternative Borrowing”), in an amount not to exceed the Revolving Loan amount, it being understood and agreed that the amount available to be borrowed under the Revolving Loan shall be correspondingly reduced by the face amount of all Alternative Borrowing issued.  Lender shall charge an origination fee equal to a per annum basis of 0.50% of the face amount of any international letters of credit issued hereunder, payable in advance quarterly on the last day of the prior calendar quarter, as well as charge its standard issuance, documentation and examination fees therefore.  All Alternative Borrowing shall have an expiration date no later than twenty four (24) months from the date of issuance.  Lender shall have no obligation to issue Alternative Borrowing, or to amend, extend, renew or replace any Alternative Borrowing, unless it is in form and substance acceptable to Lender.  The Alternative Borrowing shall be guaranteed by Borrower’s Guaranty dated December 23, 2010 and the reference therein to the Loan in the principal amount of $10,000,000.00 shall be deemed amended to the $20,000,000.00 Revolving Loan described herein.

3.	Revolving Note. The Revolving Loan as amended pursuant to Paragraphs 1 and 2 of this Second Amendment shall be evidenced by a Revolving Note dated of even date herewith.

4.	Financial Covenants. Section 5.11 Financial Covenants, is amended to delete the dividend restriction contained therein, and such section shall now read as follows:

“Basic Fixed Charge Coverage Ratio.  Maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 2.0:1.0 tested on an annual basis as of the end of each fiscal year.  “Basic Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus the sum of (i) any dividends or other distributions (with the exception of the special cash dividend of $0.50 per share of common stock to be paid at the end of the second quarter of fiscal year 2011), (ii) a reserve for maintenance capital expenditures in the amount of $6,000,000.00, and (iii) tax expense to (b) all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to capitalized lease obligations of Borrower.)  “EBITDA” means for any period of determination, the net income of Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.  “Indebtedness” means all interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Note.

Funded Debt to EBITDA Ratio.  Maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 1.00:1.0 tested on a fiscal quarterly basis.  “Funded Debt” means all interest bearing obligations, including those represented by bonds, debentures, or other debt securities, excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.  This ratio will be calculated at the end of each reporting period for which Lender requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period.”

5.
Borrower’s Reaffirmation of Agreements.  Borrower herein reaffirms with Lender its agreements and obligations under the Loan Agreement and other loan documents executed in connection therewith and acknowledges that except for the modifications made herein, in all other respects   the Loan Agreement and other related loan documents remain in full force and effect, and that a default hereunder shall constitute a default thereunder.

6.
Waiver of Claims.  Borrower waives and releases all known or unknown, absolute or contingent, claims, defenses, set-offs or counterclaims against Lender or its shareholders, directors, officers, employees and agents existing as of the date of this Second Amendment.

7.	Costs. All attorneys’ fees and expenses incurred by Lender with respect to the preparation of this Second Amendment shall be paid by Borrower.

8.	Acknowledgment. Borrower hereby acknowledges receipt of a copy of this Second Amendment.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the date first written above.

BORROWER:	BANK:
Daktronics, Inc.	Bank of America, N.A.

By: /s/ James B. Morgan	By: /s/ Michael T. Letsch
Name: James B. Morgan	Name: Michael T. Letsch
Title: Chief Executive Officer	Title: Vice President

By: /s/ William R. Retterath
Name: William R. Retterath
Title: Chief Financial Officer